UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012

GREAT WOLF RESORTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51064	51-0510250
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

122 West Washington Ave. Madison, Wisconsin	53703
(Address of principal executive offices)	(Zip Code)

(608) 661-4700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 12, 2012, Great Wolf Resorts, Inc. (the “Company”) participated in a private exchange of $28,125,000 of floating rate capital securities (the “Original Trust Preferred Securities”) issued by GW Capital Trust III (the “Original Trust”), an affiliated Delaware trust formed on June 14, 2007, for $28,125,000 of floating rate capital securities (the “New Trust Preferred Securities”) issued by GW Capital Trust IV (the “New Trust”), an affiliated Delaware trust formed on March 6, 2012. The New Trust Preferred Securities are mandatorily redeemable on July 31, 2017, are callable by the issuer on or after July 30, 2012 with no premium, and require quarterly distributions by the New Trust to the holder of the New Trust Preferred Securities. Distributions will be payable from March 12, 2012, through but excluding July 30, 2012, at an annual rate of 7.90%, and thereafter until maturity at a variable per annum rate of interest, reset quarterly, equal to the London Interbank Offered Rate plus 5.50%. The New Trust simultaneously issued 870 common securities of the New Trust, which constitute all of the issued and outstanding common securities of the New Trust and have an aggregate liquidation amount of $870,000 (the “Common Securities”), to the Company.

The Company delivered to the New Trust, in exchange for the Original Trust Preferred Securities and the Common Securities, $28,995,000 in principal amount of the Company’s junior subordinated debt securities, due July 31, 2017 (the “Debentures”).

The exchange of the New Trust Preferred Securities for the Existing Trust Preferred Securities was conducted pursuant to an Exchange Agreement (the “Exchange Agreement”), dated as of March 12, 2012, among the Company, the New Trust and Kodiak CDO II, Ltd. (“Kodiak”), as holder of the Existing Trust Preferred Securities. Pursuant to the Exchange Agreement, the Company also paid to Kodiak accrued interest on the Original Trust Preferred Securities for the period commencing on the most recent interest payment date under the Original Trust Preferred Securities and continuing through and including March 12, 2012.

The Debentures were issued pursuant to a Junior Subordinated Indenture (the “Indenture”), dated as of March 12, 2012, by and between the Company and Wells Fargo Delaware Trust Company, National Association, as trustee. The financial terms of the Debentures are substantially the same as the terms of the New Trust Preferred Securities. The interest payments on the Debentures paid by the Company will be used by the New Trust to pay the quarterly distributions to the holder of the New Trust Preferred Securities. The Indenture permits the Company, at its option, to redeem the Debentures (and thus a like amount of the New Trust Preferred Securities) on or after July 30, 2012. If the Company redeems any amount of the Debentures, the New Trust must redeem a like amount of the New Trust Preferred Securities. The Debentures are not mandatorily redeemable or subject to any sinking fund payments. The Indenture replaced the Indenture dated as of June 15, 2007, by and between the Company and Wells Fargo Bank, N.A., as trustee.

The terms of the New Trust Preferred Securities are governed by an Amended and Restated Trust Agreement (the “Declaration”), dated as of March 12, 2012, by and among Wells Fargo Delaware Trust Company, National Association, as Delaware trustee; Wells Fargo Delaware Trust Company, National Association, as property trustee; Great Wolf Resorts, Inc., as depositor; and James A. Calder, Alexander P. Lombardo and Kimberly K. Schaefer, as administrative trustees. The Company, as the sole holder of the Common Securities, controls the election of the trustee and administrators of the New Trust.

Under the terms of the New Trust Preferred Securities, an event of default would occur upon:

•	non-payment of interest on the Debentures when due and payable, and continuance of the default for a period of 30 days;

•	non-payment of all or any part of the principal of the Debentures when due and payable;

•	non-payment of distributions on the New Trust Preferred Securities, and continuance of the default for a period of 30 days;

•	the Company’s failure to comply with certain covenants and warranties contained in the Exchange Agreement for a period of 30 days after notice (or, in certain circumstances, longer periods); or

•	subject to certain exceptions, bankruptcy or liquidation of the Company or of the Trust.

The preceding discussion is qualified in its entirety by reference to the terms of the Indenture, the Declaration and the Exchange Agreement, copies of which will be filed with the SEC at the time required by the rules of the SEC.

The New Trust Preferred Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Item 1.02 Termination of a Material Definitive Agreement

See the description contained in Item 1.01 above, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description contained in Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT WOLF RESORTS, INC.

Date: March 13, 2012	By:	/s/ JAMES A. CALDER
	Name:	James A. Calder
	Title:	Chief Financial Officer